The BlackRock Target Term Trust Inc.

                    File number 811-5657

      Semi-Annual Report for the period ending 6/30/00


                        SUB-ITEM 77C

     Matters submitted to a Vote of Security Holders at
       the Annual Meeting of Stockholders of the Trust
                    held on May 18, 2000

     The following individuals were elected as directors.

     Directors      Vote For       Vote Against
     Frank J. Fabozzi         27,930,086
     Walter F. Mondale   27,752,419
     Ralph L. Schlosstein     27,948,342



     The following individuals are all the other current directors:

          Directors
          Laurence D. Fink
          Andrew F. Brimmer
          Richard E. Cavanagh
          Kent Dixon
          James Clayburn La Force, Jr.